Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD DILUTED EPS OF $0.59
ON RECORD SECOND QUARTER REVENUE OF $233 MILLION

•                  GAME EQUIPMENT GROSS MARGIN IMPROVES TO A RECORD 49 PERCENT FROM 44 PERCENT LAST YEAR

•                  SYSTEMS GROSS MARGIN INCREASES TO 77 PERCENT FROM 73 PERCENT LAST YEAR

•                  INSTALLED BASE OF RENTAL AND DAILY-FEE GAMES UP 32 PERCENT FROM LAST YEAR

•                  OPERATING MARGIN IMPROVES TO A RECORD 25 PERCENT FROM 20 PERCENT LAST YEAR

•                  CASH FLOW FROM OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 INCREASES 133 PERCENT TO $73 MILLION FROM LAST YEAR

•                  COMPANY NARROWS FISCAL 2009 DILUTED EPS GUIDANCE TO RANGE OF $2.15 TO $2.35

LAS VEGAS, February 3, 2009 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today record diluted earnings per share (“Diluted EPS”) of $0.59 and $1.11 on revenue of $233 million and $471 million for the three months and six months ended December 31, 2008, respectively.  For the second quarter, Diluted EPS increased 40 percent over the same period last year.

“We are very pleased to report the most profitable quarter in Bally’s history despite the challenging economy,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We continue to see the benefits of our research and development spend and our commitment to executing well in all of our technology businesses.”

“Our continued efforts to improve our gross margins, particularly in our gaming equipment business, were highlighted by our record gross margin of 49 percent for the quarter driven by an average selling price (“ASP”) of $14,531, stronger manufacturing efficiencies, and better inventory management,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Control of expenses and improvements in gross margins allowed us to drive operating margin to 25 percent during the quarter from 20 percent last year despite increased investment in research and development.”

Second Quarter Fiscal 2009 Highlights

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$223.6	$218.9	$451.0	$396.5
Casino Operations	9.7	11.8	19.7	23.2
Total Revenue	$233.3	$230.7	$470.7	$419.7

Net income	$33.6	$24.4	$63.9	$45.7
Adjusted EBITDA	$78.3	$63.9	$150.9	$122.4
Diluted EPS	$0.59	$0.42	$1.11	$0.79

Three Months Ended December 31, 2008 Compared with Three Months Ended December 31, 2007

•                  Total revenues increased 1 percent to $233 million as compared with $231 million in the same period last year.

•                  Operating income increased 27 percent to $59 million as compared with $47 million in the same period last year.

•                  Operating margin was 25 percent as compared with 20 percent in the same period last year.

•                  Net income increased 37 percent to $34 million as compared with $24 million in the same period last year.

•                  Adjusted EBITDA increased 23 percent to $78 million as compared with $64 million in the same period last year.

•                  Selling, general and administrative expenses (“SG&A”) remained at 26 percent of total revenue as compared with the same period last year.

•                  Research and development expenses (“R&D”) increased by 31 percent to 8 percent of total revenue as compared with 6 percent in the same period last year.

Six Months Ended December 31, 2008 Compared with Six Months Ended December 31, 2007

•                  Total revenues increased 12 percent to $471 million as compared with $420 million in the same period last year.

•                  Operating income increased 28 percent to $113 million as compared with $88 million in the same period last year.

•                  Operating margin was 24 percent as compared with 21 percent in the same period last year.

•                  Net income increased 40 percent to $64 million as compared with $46 million in the same period last year.

•                  Adjusted EBITDA increased 23 percent to $151 million as compared with $122 million in the same period last year.

•                  SG&A expenses declined to 25 percent of total revenue as compared with 27 percent in the same period last year.

•                  R&D expenses increased by 40 percent to 8 percent of total revenue as compared with 7 percent in the same period last year.

During the second quarter of fiscal 2009, the Company repurchased approximately 740,000 shares of its common stock for approximately $16 million.  To date in fiscal 2009, the Company has repurchased over one million shares of its common stock for approximately $27 million, leaving approximately $73 million remaining under its share-repurchase authorization.

In December 2008, the Company entered into a floating-to-fixed interest-rate swap agreement with a notional value of $218.8 million and a maturity date of September 26, 2012.  This interest-rate swap agreement serves to fix the floating LIBOR-based debt under the term loan to fixed-rate debt at an interest rate of 1.89 percent plus an applicable LIBOR margin as set forth in the Company’s credit agreement, effectively fixing the interest rate on this portion of the debt at 5.14 percent.  Based on the Company’s current leverage ratio at December 31, 2008, this rate would drop to 4.64 percent on the next reset date of March 31, 2009.

During the second quarter, the Company received a $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes, which reduced SG&A expenses.

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months and six months ended December 31, 2008 and 2007 is presented below:

	Three Months Ended December 31,				Six Months Ended December 31,
	2008	% Rev	2007	% Rev	2008	% Rev	2007	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$101.3	45%	$108.4	49%	$208.6	46%	$192.7	49%
Gaming Operations	66.4	30%	54.2	25%	134.2	30%	108.3	27%
Systems	55.9	25%	56.3	26%	108.2	24%	95.5	24%
Total revenues	$223.6	100%	$218.9	100%	$451.0	100%	$396.5	100%

Gross Margin:
Gaming Equipment (1)	$49.9	49%	$47.7	44%	$97.3	47%	$86.6	45%
Gaming Operations	45.4	68%	31.4	58%	92.6	69%	67.4	62%
Systems (1)	43.1	77%	40.9	73%	79.7	74%	70.9	74%
Total gross margin	$138.4	62%	$120.0	55%	$269.6	60%	$224.9	57%

Selling, general and administrative	$51.7	23%	$50.6	23%	$99.8	22%	$91.6	23%
Research and development costs	19.3	9%	14.7	7%	39.2	9%	28.0	7%
Depreciation and amortization	4.7	2%	3.5	2%	8.8	2%	7.4	2%
Operating income	$62.7	28%	$51.2	23%	$121.8	27%	$97.9	25%

(1) Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Operating Statistics
New gaming devices	6,099	7,144	12,697	12,295
Original Equipment Manufacturer (“OEM”) units	40	—	505	—
New unit ASP	$14,531	$13,147	$14,288	$13,201

	As of December 31,
	2008	2007
End of period installed base:
Gaming monitoring units installed base	331,000	305,000
Casino management systems installed base	628	570
Systems managed cashless games	292,000	270,000

Wide-area progressive	992	973
Local-area progressive	227	352
Total linked progressive systems	1,219	1,325

Rental and daily-fee games	12,222	9,290
Lottery systems	8,003	7,851
Centrally determined systems	44,536	42,773	(1)

(1)          Daily-fee revenue from approximately 7,400 units included in the centrally determined systems end-of-period installed base total as of December 31, 2007 was deferred, and was not included in gaming operations revenue until the second quarter of 2008 when the completion of certain contractual commitments necessary to recognize revenue under the Company’s revenue-recognition policy occurred.

“We shipped 6,099 new gaming sale units in the second quarter,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “We continue to be pleased with our steady improvement in ship share globally and our ability to leverage our broad product portfolio across a diversified range of customers.  We attribute this success to our continued investments in game content as displayed by the many new games we showed at last November’s Global Gaming Expo and better management of our business.  We are also particularly pleased with our second quarter’s game equipment gross margin, which was a record 49 percent and drove a $2.2-million improvement in gross margin dollars over the prior year.”

“Our stream of new and enhanced system products continues to drive real business benefits for our customers,” said Ramesh Srinivasan, the Company’s Executive Vice President — Systems.  “Our R&D efforts to bring additional products and modules to the marketplace in 2009, including the iVIEW Display Manager™, Business Intelligence Solutions™, Power Banking™, Live Rewards™, and Version 11.0 products, continue to make good progress.  Most of these new products will increase the software proportion of our overall product base.  As such, we believe this gives us the ability to increase our System gross margin over time.  We are, therefore, increasing our estimated range for Systems gross margin to 70 percent to 80 percent, with a target of 75 percent.  Finally, our maintenance revenues set a new record at $12.3 million for the quarter.  We now expect that our fiscal 2009 maintenance revenues will be $50 to $52 million.”

Highlights of Certain Results for the Three Months Ended December 31, 2008

Gaming Equipment

•                  Revenues decreased 7 percent to $101 million as compared with $108 million in the same period last year.

•                  New gaming device sales decreased 15 percent to 6,099 units as compared with 7,144 units in the same period last year.

•                  New unit sales to international customers increased 16 percent to 1,210 units, or 20 percent of our total new-unit shipments as compared with the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased 11 percent to $14,531 per unit, primarily as a result of product mix including the sale of certain premium-priced units.

•                  Gross margin increased to a record 49 percent from 44 percent in the same period last year, primarily due to the increase in ASP, improved purchasing and manufacturing efficiencies, lower manufacturing costs, and better management of discounts.

Gaming Operations

•                  Revenues increased 23 percent to $66 million as compared with $54 million in the same period last year, primarily driven by a 32-percent increase in the installed base of rental and daily fee games due to the popularity of our premium products and conversion of older Class II devices.

•                  Gross margin increased to 68 percent from 58 percent in the same period last year, primarily as a result of the significant increases in both rental and participation revenue which had little associated variable costs.

•                  Cost of gaming operations decreased 8 percent to approximately $21 million as compared with $23 million in the same period last year, primarily due to decreases in expenditures for parts, signs, and meters and royalty expense during the period.

Systems

•                  Revenues decreased 1 percent to $56 million as compared with the same period last year.

•                  Gross margin increased to 77 percent from 73 percent in the same period last year, primarily as a result of an increased proportion of software, services, and maintenance revenue during the quarter.

•                  Maintenance revenues increased to a record $12.3 million as compared with $10 million in the same period last year.

Highlights of Certain Results for the Six Months Ended December 31, 2008

Gaming Equipment

•                  Revenues increased 8 percent to $209 million as compared with $193 million in the same period last year.

•                  New gaming device sales increased 3 percent to 12,697 units as compared with 12,295 units in the same period last year.

•                  New unit sales to international customers increased 24 percent to 2,609 units, or 21 percent of our total new-unit shipments as compared with the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased 8 percent to $14,288 per unit, primarily as a result of product mix.

•                  Gross margin increased to 47 percent from 45 percent in the same period last year, primarily due to the increase in ASP and improved purchasing and manufacturing efficiencies due to increased volumes, lower manufacturing costs, and better management of discounts.

Gaming Operations

•                  Revenues increased 24 percent to $134 million as compared with $108 million in the same period last year, primarily driven by a 59-percent increase in the average installed base of rental and daily fee games due to the popularity of Bally’s premium products and conversion of older Class II devices.

•                  Gross margin increased to 69 percent from 62 percent in the same period last year, primarily as a result of the significant increases in both rental and participation revenue which had little associated variable costs.

•                  Cost of gaming operations increased 2 percent to approximately $42 million as compared with $41 million in the same period last year, primarily due to depreciation expense included in the cost of gaming operations which was higher due to the increase in Bally-owned gaming operations units.  This was offset by decreases in expenditures for parts, signs, and meters and royalty expense during the period.

Systems

•                  Revenues increased 13 percent to $108 million as compared with $96 million in the same period last year.

•                  Gross margin remained constant at 74 percent in both periods.

•                  Maintenance revenues increased to a record $25 million, as compared with $20 million in the same period last year.

Fiscal 2009 Business Update

The Company also narrowed its fiscal 2009 guidance for Diluted EPS to $2.15 to $2.35, from an earlier range of $2.15 to $2.45.  This represents estimated growth of 16 to 27 percent over fiscal 2008 Diluted EPS.  This narrowed guidance is based upon better visibility into the fiscal year and considers a weak economy and significant capital challenges for certain customers, offset by the Company’s expected continued strong competitive position and ongoing cost-savings and gross margin initiatives.

The Company has provided this updated range of earnings guidance for fiscal 2009 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2009 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income (loss), as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(in 000s)
Net income (loss)	$33,564	$24,416	$63,868	$45,698
Interest expense, net	5,241	6,243	9,178	12,503
Income tax (benefit) expense	18,670	15,235	35,807	28,344
Depreciation and amortization	17,333	15,139	34,982	29,254
Share-based compensation	3,538	2,851	7,096	6,585
Adjusted EBITDA	$78,346	$63,884	$150,931	$122,384

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the three-month and six-month periods ended December 31, 2008 includes the $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EST (1:30 p.m. PST). The conference-call dial-in number is 800-638-5495 or 617-614-3946 (Passcode: Bally), and the webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until March 5, 2009.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$157,241	$164,730	$316,815	$288,262
Gaming operations	66,407	54,178	134,183	108,256
Casino operations	9,646	11,744	19,694	23,164
	233,294	230,652	470,692	419,682
Costs and expenses:
Cost of gaming equipment and systems (1)	64,221	76,139	139,813	130,802
Cost of gaming operations	20,999	22,757	41,559	40,816
Direct cost of casino operations	4,320	4,719	8,675	9,431
Selling, general and administrative	59,516	60,992	117,953	113,263
Research and development costs	19,331	14,647	39,202	27,956
Depreciation and amortization	5,458	4,596	10,564	9,450
	173,845	183,850	357,766	331,718
Operating income	59,449	46,802	112,926	87,964

Other income (expense):
Interest income	947	1,027	2,103	2,004
Interest expense	(6,188)	(7,270)	(11,281)	(14,507)
Other, net	(1,664)	116	(4,230)	993

Income before income taxes and minority interest	52,544	40,675	99,518	76,454
Income tax expense	(18,670)	(15,235)	(35,807)	(28,344)
Minority interest	(310)	(1,024)	157	(2,412)

Net income	$33,564	$24,416	$63,868	$45,698

Basic and diluted earnings per share:
Basic earnings per share	$0.62	$0.45	$1.17	$0.84
Diluted earnings per share	$0.59	$0.42	$1.11	$0.79

Weighted average shares outstanding:
Basic	54,419	54,382	54,745	54,213
Diluted	56,731	58,524	57,428	57,970

(1)                Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	June 30, 2008
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$63,209	$66,570
Restricted cash	16,009	13,111
Accounts and notes receivable, net of allowances for doubtful accounts of $11,100 and $12,055	196,841	215,762
Inventories	63,773	94,238
Income tax receivable	13,737	8,534
Deferred income tax assets	68,816	68,816
Deferred cost of revenue	50,459	58,983
Other current assets	23,860	21,673
Total current assets	496,704	547,687

Restricted long-term investments	11,021	10,469
Long-term receivables	12,923	10,653
Property, plant and equipment, net of accumulated depreciation of $61,770 and $59,217	75,979	71,107
Leased gaming equipment, net of accumulated depreciation of $105,967 and $93,839	98,113	101,280
Goodwill	161,981	162,727
Intangible assets, net	35,670	36,249
Deferred income tax assets	10,764	10,734
Long-term deferred cost of revenue	33,639	35,211
Other assets, net	16,267	9,007
Total assets	$953,061	$995,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,876	$44,888
Accrued liabilities	48,845	63,328
Customer deposits	19,136	29,496
Jackpot liabilities	16,302	13,614
Deferred revenue	100,547	129,909
Current maturities of long-term debt and capital leases	39,459	13,163
Total current liabilities	254,165	294,398

Long-term debt and capital leases, net of current maturities	241,250	291,341
Long-term deferred revenue	54,711	55,691
Other income tax liability	19,023	18,750
Other liabilities	8,074	9,837
Total liabilities	577,223	670,017
Minority interest	963	1,782
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 56,808,000 and 56,318,000 shares issued and 54,548,000 and 55,144,000 outstanding	5,675	5,626
Treasury stock at cost, 2,260,000 and 1,174,000 shares	(52,768)	(25,041)
Additional paid-in capital	318,766	302,146
Accumulated other comprehensive income	8	1,268
Retained earnings	103,182	39,314
Total stockholders’ equity	374,875	323,325
Total liabilities and stockholders’ equity	$953,061	$995,124